Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CLOUDFLARE, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Cloudflare, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Cloudflare, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on July 17, 2009.

2. That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is Cloudflare, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 9 E. Loockerman St. Suite 311, in the City of Dover, County of Kent, 19901. The name of its registered agent at such address is Registered Agent Solutions, Inc.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 550,000,000 shares of Class A Common Stock, $0.001 par value per share (“Class A Common Stock”), and 300,000,000 shares of Class B Common Stock, $0.001 par value per share (“Class 13 Common Stock” and together with the Class A Common Stock, hereafter referred to as the “Common Stock”) (ii) 168,107,981 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”).

FIFTH: The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.	DEFINITIONS.

For purposes of this Certificate of Incorporation:

1. “Designated Proxy Holder” means, with respect to a Founder, a person designated by such Founder and approved by the Board of Directors to act as such Founder’s proxy and attorney-in-fact or, if there is no such designee, the members of the Board of Directors acting by majority vote.

2. “Effective Time” shall mean the filing date of this Certificate of Incorporation

3. “Family Member” shall mean with respect to any Qualified Stockholder who is a natural person, the spouse, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings (in each case whether by blood relation or adoption) of such Qualified Stockholder.

4. “Founder” means each of Matthew Prince, Lee Holloway and Michelle Zatlyn.

5. “IPO” means the Corporation’s first firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of shares of the Corporation’s Common Stock.

6. “Permitted Entity” shall mean, with respect to a Qualified Stockholder that is not a natural person, any corporation, partnership or limited liability company in which such Qualified Stockholder directly, or indirectly through one or more Permitted Transferees, owns shares, partnership interests or membership interests, as applicable, with sufficient Voting Control in the corporation, partnership or limited liability company, as the case may be, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to all shares of Class B Common Stock held of record by such corporation, partnership or limited liability company, as the case may be.

7. “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class B Common Stock:

(i) by a Qualified Stockholder that is a natural person, to the trustee of a Permitted Trust of such Qualified Stockholder;

(ii) by a Permitted Trust of a Qualified Stockholder, to the Qualified Stockholder or the trustee of any other Permitted Trust of such Qualified Stockholder;

(iii) by a Qualified Stockholder that is not a natural person to any Permitted Entity of such Qualified Stockholder;

(iv) by a Permitted Entity of a Qualified Stockholder that is not a natural person to the Qualified Stockholder or any other Permitted Entity of such Qualified Stockholder; or

(v) by a stockholder of the Corporation to another stockholder of the Corporation.

8. “Permitted Transferee” means a transferee of shares of Class B Common Stock received in a Transfer that constitutes a Permitted Transfer, including:

(i) a Permitted Trust; and

(ii) Any trust, corporation, limited liability company, partnership, foundation or similar entity established by a holder of Class B Common Stock or a Founder’s estate, or the estate of a Founder itself; provided that:

(A) either (a) in the case of a holder of Class B Common Stock other than a Founder, an entity established by a Founder or a Founder’s estate, the holder of Class B Common Stock has sole dispositive power and exclusive right to vote all of the shares of Class B Common Stock held by such entity or (b) in the case of a Founder’s estate or an entity established by a Founder or a Founder’s estate, the Founder or such Founder’s Designated Proxy Holder (pursuant to a voting agreement or voting trust established by such Founder) has the exclusive right to vote all of the shares of Class B Common Stock held by such estate or entity; and

(B) the Transfer to the transferee does not involve any payment of cash, securities, property or other consideration (other than an interest in such entity) to the holder of Class B Common Stock.

9. “Permitted Trust” shall mean a bona fide trust for the benefit of a Qualified Stockholder or Family Members of the Qualified Stockholder, if such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to the Qualified Stockholder, a trust under the terms of which such Qualified Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code and/or a reversionary interest, in each case so long as the Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust.

10. “Qualified Stockholder” shall mean (i) the registered holder of a share of Class B Common Stock immediately prior to the Effective Time; (ii) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the Effective Time (including, without limitation, upon conversion of the Series Preferred or upon exercise of options or warrants convertible into Class B Common Stock); and (iii) a Permitted Transferee.

11. “Transfer” of a share of Class B Common Stock means, directly or indirectly, any sale, assignment, transfer by bequest, devise or descent, conveyance (including a conveyance in trust) or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A Transfer includes, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership) (excluding a mere custodial arrangement) and the transfer of, or entering into an agreement with respect to, Voting Control over a share of Class B Common Stock by proxy or otherwise; provided, however, that the following will not be considered a Transfer:

(i) the grant of a proxy by a Founder to a Designated Proxyholder;

(ii) the grant of a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors, in connection with actions to be taken at an annual or special meeting of stockholders or in connection with any action by written consent of the stockholders solicited by the Board of Directors (if action by written consent of stockholders is permitted at such time under this Restated Certificate of Incorporation);

(iii) the issuance by the Corporation of any shares of Class B Common Stock pursuant to the exercise of options, warrants, securities or rights that are exercisable or exchangeable for, or convertible into, Class B Common Stock;

(iv) an encumbrance, hypothecation or pledge of shares of Class B Common Stock by a holder of Class B Common Stock in connection with a bona fide loan or indebtedness transaction prior to an event of default or other event that gives any other person the right to vote or control the disposition of the shares subject to such encumbrance, hypothecation or pledge;

(v) any acquisition or disposition (including by judicial determination) of a community property interest in any shares of Class B Common Stock that does not result in a disposition by a holder of Class B Common Stock of either his or her economic interest in such shares of Class B Common Stock or an acquisition of exclusive Voting Control by another person (including the spouse or former-spouse of such holder) of such shares of Class B Common Stock;

(vi) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (B) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; or

(vii) any Transfer that is a Permitted Transfer.

A “Transfer” shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (i) an entity that is a Permitted Entity, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity, (ii) the trustee of a Permitted Trust, if there occurs any act or circumstance that causes such trust to no longer be a Permitted Trust, or (iii) an entity that is a Qualified Stockholder, if there occurs a Transfer on a cumulative basis, from and after the Effective Time, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are, as of the Effective Time, holders of voting securities of any such entity or Parent of such entity. “Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

12. “Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

B.	COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

2. Equal Status. Except as otherwise provided in this Certificate of Incorporation or required by applicable law, shares of Class A Common Stock and Class B Common Stock will have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution or winding up of the Corporation), share ratably and be identical in all respects and as to all matters.

3. Voting Rights. Except as otherwise expressly provided by this Certificate of Incorporation or as provided by law, the holders of shares of Class A Common Stock and Class B Common Stock will (a) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote or for the consent (if action by written consent of the stockholders is permitted at such time under this Certificate of Incorporation) of the stockholders of the Corporation, (b) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and (c) be entitled to vote upon such matters and in such manner as may be provided by applicable law. Except as otherwise expressly provided herein or required by applicable law, each holder of Class A Common Stock will have the right to one (1) vote per share of Class A Common Stock held of record by such holder and each holder of Class B Common Stock will have the right to one (1) vote per share of Class B Common Stock held of record by such holder; provided, however, that effective (i) immediately following the Corporation’s Qualified Public Offering, or (ii) immediately upon the Corporation’s securities being publicly listed for sale on a national exchange, then, with no action required by the Corporation or the holder, each holder of Class B Common Stock will have the right to ten (10) votes per share of Class B Common Stock held of record by such holder.

4. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, shares of Class A Common Stock and Class B Common Stock will be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board of Directors out of any assets of the Corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock (or rights to acquire such shares), then holders of Class A Common Stock will receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be) and holders of Class B Common Stock will receive shares of Class B Common Stock (or rights to acquire such shares, as the case may be), with holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock or Class B Common Stock, as applicable.

5. Subdivisions or Combinations. Shares of Class A Common Stock or Class B Common Stock may not be subdivided, combined or reclassified unless the shares of the other class are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and the holders of the outstanding Class B Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

(a) Class B Common Stock Protective Provisions. Following the IPO, so long as any shares of Class B Common Stock remain outstanding, the Corporation shall not, without the approval by vote or written consent of the holders of a majority of the voting power of the Class B Common Stock then outstanding, voting together as a single class, directly or indirectly, or whether by amendment, or through merger, recapitalization, consolidation or otherwise:

(i) amend, alter, or repeal any provision of this Certificate of Incorporation or the Bylaws of the Corporation (including any filing of a Certificate of Designation), that modifies the voting, conversion or other powers, preferences, or other special rights or privileges, or restrictions of the Class B Common Stock;

(ii) reclassify any outstanding shares of Class A Common Stock of the Corporation into shares having rights as to dividends or liquidation that are senior to the Class B Common Stock or the right to more than one (1) vote for each share thereof; or

(iii) consummate a Liquidation Event (as defined below) without first obtaining the approval of the holders of at least a majority of the then outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law, this Certificate of Incorporation or the Bylaws.

6. Voluntary Conversion of Shares of Class B Common Stock. Each share of Class B Common Stock will be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation. Before any holder of Class B Common Stock will be entitled to voluntarily convert any shares of such Class B Common Stock, such holder will surrender the certificate or certificates therefor (if any), duly endorsed, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and will give written notice to the Corporation at its principal corporate office, of the election to convert the same and will state therein the name or names (i) in which the certificate or certificates for shares of Class A Common Stock are to be issued if such shares are certificated, or (ii) in which such shares are to be registered in book entry if such shares are uncertificated. The Corporation will, as soon as practicable thereafter, issue and deliver at such office to such holder of Class B Common Stock, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of Class A Common Stock to which such holder will be entitled as aforesaid (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. Such conversion will be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class B Common Stock to be converted following or contemporaneously with the written notice of such holder’s election to convert required by this Section 6, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion will be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date. Each share of Class B Common Stock that is converted pursuant to this Section 6 will be retired by the Corporation and will not be available for reissuance.

7. Automatic Conversion of Shares of Class B Common Stock. Shares of Class B Common Stock will be automatically, without further action by the holder thereof, converted into an equal number of fully paid and nonassessable shares of Class A Common Stock, upon the occurrence of any of the following events:

(i)	any Transfer of such shares of Class B Common Stock, except for a Transfer to one or more Permitted Transferees of the holder of such shares;

(ii)

the date that any such Permitted Transferee of such shares ceases to meet the qualifications to be a Permitted Transferee of the holder of Class B Common Stock who effected the Transfer of such shares to such Permitted Transferee; or

(iii)

At any time following the closing of the IPO, each share of Class B Common Stock held of record by a natural person, other than a Founder, shall automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock upon the death of such stockholder. At any time following the closing of the IPO, each share of Class B Common Stock held of record by a Founder or a Permitted Transferee of such Founder shall automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock nine (9) months after the date of the death of such Founder.

Each outstanding stock certificate that, immediately prior to such conversion, represented one or more shares of Class B Common Stock subject to such conversion will, upon such conversion, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation will, upon the request of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock as a result of such conversion and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock were converted as a result of such conversion (if such shares are certificated) or, if such shares are uncertificated or the stockholder otherwise consents, register such shares in book-entry form. Shares of Class B Common Stock that are converted pursuant to this section will be retired by the Corporation and will not be available for reissuance.

8. Conversion of All Outstanding Class B Common Stock.

8.1 Each share of Class B Common Stock then outstanding will be automatically, without further action by the holder thereof, converted into one (1) fully paid and nonassessable share of Class A Common Stock, upon the earliest to occur of:

(1) the date specified by the holders of a majority of the then outstanding shares of Class B Common Stock, voting as a separate class;

(2) the first date on which the number of outstanding shares of Class B Common Stock represents less than 9% of the aggregate number of outstanding shares of Class A Common Stock and Class B Common Stock; or

(3) October 31, 2034.

8.2 Each outstanding stock certificate that, immediately prior to such conversion, represented one or more shares of Class B Common Stock subject to such conversion will, upon such conversion, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation will, upon the request of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock as a result of such conversion and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock were converted as a result of such conversion (if such shares are certificated) or, if such shares are uncertificated or the stockholder otherwise consents, register such shares in book-entry form.

8.3 Following such conversion, the reissuance of shares of Class B Common Stock will be prohibited, and such shares of Class B Common Stock will be retired by the Corporation and cancelled in accordance with the General Corporation Law and the filing with the Delaware Secretary of State required thereby. Upon such retirement and filing, all references herein to Class A Common Stock will be deemed to be references to Common Stock. Each outstanding stock certificate that, immediately prior to such retirement and filing, represented one or more shares of Class A Common Stock will, following such retirement and filing, be deemed to represent an equal number of shares Common Stock, without the need for surrender or exchange thereof.

8.4 The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of this Certificate of Incorporation, relating to the conversion of the Class B Common Stock into Class A Common Stock pursuant to the terms of this Certificate of Incorporation, as the Corporation may deem necessary or advisable in connection therewith, including without limitation, the policy requiring the automatic conversion of Class B Common Stock into Class A Common Stock held by any employee of the Company at the time such holder is no longer providing services to the Company as either an employee or as a director of the Company. If the Corporation has reason to believe that a Transfer giving rise to a conversion of shares of Class B Common Stock into Class A Common Stock has occurred but has not theretofore been reflected on the books of the Corporation, the Corporation may request that the holder of such shares furnish affidavits or other evidence to the Corporation as the Corporation deems necessary to determine whether a conversion of shares of Class B Common Stock to Class A Common Stock has occurred, and if such holder does not within ten (10) days after the date of such request furnish sufficient evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such conversion has occurred, any such shares of Class B Common Stock, to the extent not previously converted, will be automatically converted into shares of Class A Common Stock and the same will thereupon be registered on the books and records of the Corporation. In connection with any action of stockholders taken at a meeting or by written consent (if action by written consent of stockholders is permitted at such time under this Certificate of Incorporation), the stock ledger of the Corporation will be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders or in connection with any such written consent and the class or classes or series of shares held by each such stockholder and the number of shares of each class or classes or series held by such stockholder.

9. No Redemption. The Common Stock is not redeemable at the option of the holder thereof.

C.	PREFERRED STOCK

50,041,500 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock,” 59,285,960 of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock,” 25,126,640 of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series C Preferred Stock,” and 33,653,881 of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series D Preferred Stock,” together with the Series A Preferred, Series B Preferred Stock, and Series C Preferred Stock are referred to herein as the “Series Preferred.” The Series Preferred have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part C of this Article Fifth refer to sections and subsections of Part C of this Article Fifth.

1. Dividends.

1.1 The Corporation shall not declare, pay or set aside in any calendar year any dividends on shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Common Stock (other than dividends payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series D Preferred Stock then outstanding shall simultaneously receive, or shall have first received (a) during such calendar year, in respect of each outstanding share of Series D Preferred Stock, aggregate non-cumulative dividends of eight percent (8%) of its Original Issue Price (as defined below) per share per annum (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D Preferred Stock) plus (b) that dividend per share of Series D Preferred Stock as would equal the product of (i) the dividend payable on each share of Common Stock and (ii) the number of shares of Common Stock issuable upon conversion of a share of Series D Preferred Stock pursuant to Section 4 (including, for such purpose, any fractional share that would be issuable upon such conversion but for the application of Subsection 4.2), calculated on the record date for determination of holders entitled to receive such dividend. The “Original Issue Price” of the Series D Preferred Stock shall be the price originally paid to the issuer in consideration for each respective share of Series D Preferred Stock, as applicable. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative.

1.2 The Corporation shall not declare, pay or set aside in any calendar year any dividends on shares of Common Stock (other than dividends payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) (i) the holders of the Series D Preferred Stock shall have first received any amounts payable pursuant to Section C(1)1.1 and (ii) the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock then outstanding shall simultaneously receive, or shall have first received (a) during such calendar year, in respect of each applicable outstanding share of Series Preferred, aggregate non-cumulative dividends of eight percent (8%) of their respective Original Issue Price (as defined below) per share per annum (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series Preferred) plus (b) that dividend per share of Series Preferred as would equal the product of (i) the dividend payable on each share of Common Stock and (ii) the number of shares of Common Stock issuable upon conversion of a share of Series Preferred pursuant to Section 4 (including, for such purpose, any fractional share that would be issuable upon such conversion but for the application of Subsection 4.2), calculated on the record date for determination of holders entitled to receive such dividend. The “Original Issue Price” of the Series A Preferred Stock shall be $0.040966 and of the Series B Preferred Stock shall be $0.33820 and of the Series C Preferred Stock shall be $1.98992. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Payments to Holders of Series D Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation Event”), the holders of shares of Series D Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Original Issue Price of the Series D Preferred Stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series D Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Series D Preferred Liquidation Amount”). If upon any such Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series D Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Series D Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2 Payments to Holders of Remaining Preferred Stock. In the event of a Liquidation Event, after the payment of the Series D Preferred Liquidation Amount, the holders of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) their respective Original Issue Price per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series Preferred, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of such applicable series of Series Preferred been converted into Common Stock pursuant to Section 4 immediately prior to such Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Series Preferred Liquidation Amount”). If upon any such Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series Preferred the full amount to which they shall be entitled under this Subsection 2.2, the holders of shares of Series Preferred shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.3 Payments to Holders of Common Stock. In the event of any Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Series Preferred pursuant to Sections 2.1 and 2.2 above, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

2.4 Deemed Liquidation Events.

(1) Definition. Each of the following events shall be considered a Liquidation Event unless (i) the holders of a majority of the outstanding shares of Series Preferred, (ii) the holders of a majority of the outstanding shares of Series B Preferred Stock (iii) the holders of a majority of the outstanding shares of Series C Preferred Stock and (iv) the holders of at least 51% of the outstanding shares of Series D Preferred Stock elect otherwise by written notice sent to the Corporation at least ten (10) days prior to the effective date of any such event (any such event, unless such holders so elect otherwise, a “Deemed Liquidation Event”):

(a) a merger or consolidation in which (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Subsection 2.4(1), all shares of Class B Common Stock issuable upon exercise of Options (as defined below) outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged);

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation; or

(c) a transaction or series of related transactions to which the Corporation is a party in which one or more stockholders of the Corporation sell, transfer or otherwise dispose to a person or group of affiliated persons (other than an underwriter of shares of Common Stock in connection with a Qualified Public Offering (as defined in below)) shares of the Corporation’s capital stock if representing a majority in voting power of the outstanding voting stock of the Corporation.

(2) Effecting a Deemed Liquidation Event.

(a) The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.4(1) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1, 2.2 and 2.3.

(b) In the event of a Deemed Liquidation Event referred to in Subsection 2.4, if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Series Preferred no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Series Preferred, and (ii) if the holders of (A) a majority of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (voting together as a single class) or (B) at least 51% of the Series D Preferred Stock, so request (with respect to each of (A) and (B)), in a written instrument delivered to the Corporation not later than 120 days after such Deemed Liquidation Event, then the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders (the “Available Proceeds”), to the extent legally available therefor, on the 150th day after such Deemed Liquidation Event, to redeem all outstanding shares of the applicable series of Series Preferred requesting such redemption at a price per share equal to the Series Preferred Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of the applicable series of Series Preferred, the Corporation shall redeem each holder’s shares of Series Preferred pursuant to Article Fifth, Part C Section 2 of this Certificate of Incorporation. Prior to the distribution or redemption provided for in this Subsection 2.4(2)(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

(3) Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation including a majority of the disinterested directors.

(4) Allocation of Escrow. If the Corporation determines that consideration is to be paid to the stockholders in any liquidation event, including but not limited to, a Liquidation Event or Deemed Liquidation Event pursuant to Subsection 2.4(1), if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the Merger Agreement shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1, 2.2 and 2.3 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1, 2.2 and 2.3 after taking into account the previous payment of the Initial Consideration as part of the same transaction.

3. Voting.

3.1 General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series Preferred shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series Preferred held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Series Preferred shall vote together with the holders of Common Stock as a single class.

3.2 Election of Directors. The holders of record of the shares of Common Stock and Series Preferred, voting exclusively and together as a single class on an as-converted basis, shall be entitled to elect seven (7) directors of the Corporation, unless a Board Increase Event (as defined below) has occurred then in such case the holders of the Common Stock and Series Preferred, voting together as a single class on an as-converted basis, shall be entitled to elect eight (8) directors of the Corporation. A “Board Increase Event” shall have the meaning as defined in that certain Voting Agreement between the Corporation and certain holders of the Corporation’s stock dated November 5, 2014, as amended from time to time (the “Voting Agreement”). Any director elected as provided in this Subsection 3.2 may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Series Preferred and Common Stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a single class, pursuant to the first sentence of this Subsection 3.2, then any directorship not so filled shall remain vacant until such time as the holders of the Series Preferred and Common Stock elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a single class on an as-converted basis. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 3.2, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 3.2.

(1) Director Voting. Each director of the Corporation shall have one (1) vote on any matter.

3.3 Series Preferred Protective Provisions. At any time when at least 5,000,000 shares of Series Preferred (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series Preferred) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series Preferred, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

(i) amend, waive or repeal any provision of the Corporation’s Certificate of Incorporation or Bylaws;

(ii) authorize or issue any security convertible into or exercisable for any equity security having any right, preference or priority superior to or on parity with the Series D Preferred Stock, or increase the authorized number of shares of any Series Preferred;

(iii) purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lesser of the original purchase price or the then current fair market value thereof;

(iv) effect any Liquidation Event or Deemed Liquidation Event, merger, sale of all or substantially all of the assets, recapitalization, reorganization, liquidation or dissolution of the Corporation, or consent to any of the foregoing;

(v) increase or decrease the authorized number of shares of Common Stock or Preferred Stock;

(vi) increase or decrease the authorized number of directors constituting the Board of Directors of the Corporation; or

(vii) incur debt exceeding $1 million (excluding debt incurred in connection with equipment leasing transactions or unless otherwise approved by the Board).

3.4 Series D Preferred Stock Protective Provisions. At any time when at least 5,000,000 shares of Series D Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series Preferred) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series D Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

(a) modify, amend or waive the rights, preferences or privileges or other terms of the Series D Preferred Stock in a manner that is adverse to the Series D Preferred Stock in the Corporation’s Certificate of Incorporation or Bylaws;

(b) purchase, redeem or pay any dividends on any capital stock prior to the Series D Preferred Stock (other than stock repurchased from former employees or consultants in connection with the cessation of their employment/services, at the lower of fair market value or cost);

(c) increase or decrease the number of authorized shares of Series D Preferred Stock; or

(d) amend the Certificate of Incorporation or other reclassification of any Series Preferred that improves or augments the voting or other powers, preferences, or other special rights, privileges or restrictions of such Series Preferred without improving or augmenting the Series D Preferred Stock in the same manner.

3.5 Series C Preferred Stock Protective Provisions. At any time when at least 5,000,000 shares of Series C Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series Preferred) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series C Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

(a) pay or declare a dividend on any shares of Common Stock or Series Preferred;

(b) repurchase or redeem shares of Common Stock or Series Preferred, except repurchases of stock from former employees or other services providers at the lower of cost or fair market value;

(c) increase the authorized number of shares of Series C Preferred Stock;

(d) amend, alter, or repeal any provision of the Certificate of Incorporation or the Bylaws of the Corporation that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series C Preferred Stock (whether by merger, consolidation or otherwise) so as to affect the Series C Preferred Stock adversely and in a manner different than any other Series Preferred; or

(e) amend the Certificate of Incorporation or other reclassification of any Series Preferred that improves or augments the voting or other powers, preferences, or other special rights, privileges or restrictions of such Series Preferred without improving or augmenting the Series C Preferred Stock in the same manner.

3.6 Series B Preferred Stock Protective Provisions. At any time when at least 5,000,000 shares of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series Preferred) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

(a) pay or declare a dividend on any shares of Common Stock or Series Preferred;

(b) repurchase or redeem shares of Common Stock or Series Preferred, except repurchases of stock from former employees or other services providers at the lower of cost or fair market value;

(c) increase the authorized number of shares of Series B Preferred Stock;

(d) amend, alter, or repeal any provision of the Certificate of Incorporation or the Bylaws of the Corporation that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series B Preferred Stock (whether by merger, consolidation or otherwise) so as to affect the Series B Preferred Stock adversely and in a manner different than any other Series Preferred; or

(e) amend the Certificate of Incorporation or other reclassification of any Series Preferred that improves or augments the voting or other powers, preferences, or other special rights, privileges or restrictions of such Series Preferred without improving or augmenting the Series B Preferred Stock in the same manner.

3.7 Series A Preferred Stock Protective Provisions. At any time when at least 5,000,000 shares of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series Preferred) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

(a) increase the authorized number of shares of Series A Preferred Stock;

(b) amend, alter, or repeal any provision of the Certificate of Incorporation or the Bylaws of the Corporation that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series A Preferred Stock (whether by merger, consolidation or otherwise) so as to affect the Series A Preferred Stock adversely and in a manner different than any other Series Preferred; or

(c) amend the Certificate of Incorporation or other reclassification of any Series Preferred that improves or augments the voting or other powers, preferences, or other special rights, privileges or restrictions of such Series Preferred without improving or augmenting the Series A Preferred Stock in the same manner.

4. Optional Conversion.

The holders of the Series Preferred shall have conversion rights as follows (the “Conversion Rights”):

4.1 Right to Convert.

(1) Conversion Ratio. Each share of Series A Preferred, Series B Preferred Stock and Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Class B Common Stock as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price (as defined below) in effect at the time of conversion (the “Conversion Ratio”). Each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing the Series D Preferred Original Issue Price by the Series D Preferred Conversion Price (as defined below) in effect at the time of conversion. The “Conversion Price” for the Series Preferred shall initially be equal to their respective Original Issue Price. Such initial Conversion Price, and the rate at which shares of Series Preferred may be converted into shares of Common Stock, shall be subject to adjustment as provided below. For the avoidance of doubt, the applicable Conversion Price for any series of Preferred Stock shall never exceed the Original Issue Price for such series of Preferred Stock.

(2) Termination of Conversion Rights. In the event of a Liquidation Event or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series Preferred.

4.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series Preferred the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3 Mechanics of Conversion.

(1) Notice of Conversion. In order for a holder of Series Preferred to voluntarily convert shares of Series Preferred into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series Preferred (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series Preferred (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series Preferred represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Series Preferred, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series Preferred represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Series Preferred converted.

(2) Reservation of Shares. The Corporation shall at all times when the Series Preferred shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series Preferred, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the applicable Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series Preferred, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted applicable Conversion Price.

(3) Effect of Conversion. All shares of Series Preferred which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of Series Preferred so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series Preferred accordingly.

(4) No Further Adjustment. Upon any such conversion, no adjustment to the applicable Conversion Price shall be made for any declared but unpaid dividends on the Series Preferred surrendered for conversion or on the Common Stock delivered upon conversion.

(5) Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series Preferred pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4 Adjustments to Conversion Price for Diluting Issues.

(1) Special Definitions. For purposes of this Article Fifth, the following definitions shall apply:

(a) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b) “Series A Original Issue Date” shall mean the date on which the first share of Series A Preferred Stock was issued.

(c) “Series B Original issue Date” shall mean the date on which the first share of Series B Preferred Stock was issued.

(d) “Series C Original Issue Date” shall mean the date on which the first share of Series C Preferred Stock was issued.

(e) “Series D Original Issue Date” shall mean the date on which the first share of Series D Preferred Stock was issued.

(f) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(g) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) by the Corporation after the Series D Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)	shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Series Preferred;

(ii)

shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, 4.6, 4.7 or 4.8;

(iii)

shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to the Corporation’s equity incentive plan or such greater amount of shares of Common Stock or Options granted pursuant to any plan, agreement or arrangement approved by the Board of Directors of the Corporation, including at least two of the three Investor Directors (as may be defined in the Voting Agreement);

(iv)

shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(v)

shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction primarily for non-equity financing purposes and approved by the Board of Directors of the Corporation, including at least two of the three Preferred Directors;

(vi)

shares of Common Stock, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions primarily for non-equity financing purposes and approved by the Board of Directors of the Corporation, including at least two of the three Investor Directors;

(vii)

shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board of Directors of the Corporation, including at least two of the three Investor Directors; and

(viii)

shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships entered into primarily for non-equity financing purposes approved by the Board of Directors of the Corporation, including at least two of the three Investor Directors.

(2) No Adjustment of Series Preferred Conversion Price(s). No adjustment in the applicable Conversion Price for a series of Series Preferred shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of a majority of the then outstanding shares of such series of Series Preferred (or unanimous approval of the Board of Directors) agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(3) Deemed Issue of Additional Shares of Common Stock.

(a) If the Corporation at any time or from time to time after the Series D Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the applicable Conversion Price pursuant to the terms of Subsection 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the applicable Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such applicable Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which arc themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Subsection 4.4.4 (either because the consideration per share (determined pursuant to Subsection 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion

Price then in effect, or because such Option or Convertible Security was issued before the Series D Original Issue Date), are revised after the Series D Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (I) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Subsection 4.4.4, the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the applicable Conversion Price that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the applicable Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

(4) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series D Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the applicable Conversion Price of any Series Preferred in effect immediately prior to such issue, then the applicable Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CPI* (A + B) = (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a) “CP2” shall mean the applicable Conversion Price in effect immediately after such issue of Additional Shares of Common Stock

(b) “CP1” shall mean the applicable Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(c) “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Series Preferred) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CPI (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CPI); and

(e) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

(5) Determination of Consideration. For purposes of this Subsection 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a) Cash and Property: Such consideration shall:

(i) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation, including at least two of the three Investor Directors; and

(iii) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Corporation, including at least two of the three Investor Directors.

(b) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing

(i) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(6) Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the applicable Conversion Price pursuant to the terms of Subsection 4.4.4, then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series D Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series D Original Issue Date combine the outstanding shares of Common Stock, the applicable Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series D Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the applicable Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction:

(1)	the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)

the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Series Preferred simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series Preferred had been converted into Common Stock on the date of such event.

4.7 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series D Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Series Preferred shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series Preferred had been converted into Common Stock on the date of such event.

4.8 Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series Preferred) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series Preferred shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series Preferred immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation)

shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series Preferred, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series Preferred.

4.9 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series Preferred a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series Preferred is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series Preferred (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series Preferred.

4.10 Notice of Record Date. In the event:

(a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series Preferred) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c) of any Liquidation Event,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series Preferred a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, Deemed Liquidation Event or Liquidation Event is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series Preferred) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, Deemed Liquidation Event or Liquidation Event, and the amount per share and character of such exchange applicable to the Series Preferred and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

5. Mandatory Conversion.

5.1 Trigger Events. Upon either (a) the closing of the sale of shares of Common Stock to the public at a price of at least $6.1255 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50 million of gross proceeds (before deduction of underwriting discount and commissions and offering expenses) to the Corporation (a “Qualified Public Offering”) or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the then outstanding shares of Series Preferred (the time of the closing of such Qualified Public Offering or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (i) all outstanding shares of Series D Preferred Stock shall automatically be converted into shares of Class A Common Stock, at the then effective Conversion Ratio as calculated pursuant to Subsection 4.1.1. (ii) all outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall automatically be converted into shares of Class B Common Stock, at the then effective Conversion Ratio calculated pursuant to Subsection 4.1.1. and (iii) such shares may not be reissued by the Corporation (provided, however, that with respect to a conversion pursuant to subsection (b), the written consent of a majority of the outstanding shares of Series B Preferred Stock (voting as a separate class) will be required to cause a conversion of such shares of Series B Preferred Stock) and the written consent of a majority of the outstanding shares of Series C Preferred Stock (voting as a separate class) will be required to cause a conversion of such shares of Series C Preferred Stock) and the written consent of at least 51% of the Series D Preferred Stock (voting as a separate class) will be required to cause a conversion of such shares of Series D Preferred Stock.

5.2 Procedural Requirements. All holders of record of shares of Series Preferred shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series Preferred pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Series Preferred shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series Preferred converted pursuant to Section 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series Preferred, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series Preferred converted. Such converted Series Preferred shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series Preferred accordingly.

6. No Redemption. The Series Preferred is not redeemable at the option of the holder thereof.

7. Acquired Shares. Any shares of Series Preferred that are acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series Preferred following any acquisition of such shares by the Corporation.

8. Notices. Any notice required or permitted by the provisions of this Article Fifth to be given to a holder of shares of Series Preferred shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

SIXTH: Subject to any additional vote required by the Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SEVENTH: Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

EIGHTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

TENTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Tenth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Tenth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ELEVENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article Eleventh shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

TWELFTH: The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Series Preferred or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person primarily as a result of the capacity of such Covered Person (or the capacity of a director designated for election by such Covered Person) as a director of the Corporation.

* * *

3. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this Corporation in accordance with Section 228 of the General Corporation Law.

4. That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 4th day of September, 2018.

By:	/s/ Matthew Prince
Matthew Prince
Chief Executive Officer

[SIGNATURE PAGE TO THE CLOUDFLARE, INC.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION]